UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 24, 2010

Date of earliest event reported: September 23, 2010

Warner Chilcott Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Unit 19 Ardee Business Park

Hale Street

Ardee, Co. Louth, Ireland

(Address of principal executive offices, including zip code)

+353 41 685 6983

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

In connection with the Private Placement (as defined in Item 8.01 below), Warner Chilcott Public Limited Company (the “Company”) intends to discuss the Transaction (as defined in Item 8.01 below) with potential investors. The Company expects the impact of the Transaction and the Private Placement will be approximately leverage neutral.

The information set forth in this Item 7.01 is furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01 Other Events

On September 24, 2010, the Company announced that it has agreed to terminate its existing co-promotion agreement with Novartis and signed a definitive agreement to purchase the U.S. rights to Enablex from Novartis for $400 million in cash (the “Transaction”). Enablex (darifenacin) is a product indicated to treat adults with symptoms of overactive bladder, which had U.S. sales of approximately $190 million for the year ended December 31, 2009. The Transaction remains subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions, and is expected to close by the end of October 2010.

The Company will make an upfront $400 million cash payment to Novartis and may be required to make future milestone payments aggregating up to $20 million. Novartis retains the rights to Enablex for all countries outside the U.S. At the closing of the Transaction, the Company will assume full control of sales and marketing of Enablex for the U.S. market, and expects to assume manufacturing control for the U.S. within three years.

Prior to the announcement, the Company co-promoted Enablex with Novartis in the U.S. pursuant to an agreement that it assumed upon its purchase of the global branded prescription pharmaceuticals business of The Procter & Gamble Company in October 2009. Under the terms of the co-promotion agreement, the Company receives a contractual percentage of Novartis’ net sales of Enablex in the U.S. equal to approximately 44%, which it recorded on a net basis in “other revenue,” and the Company and Novartis shared development and promotion costs relating to the U.S. Enablex business. Under that agreement, the Company was also obligated to incur an agreed upon amount for advertising, promotion and selling costs each fiscal year. Following completion of the Transaction, the Company will recognize all sales of Enablex in the U.S. as revenues, as well as all expenses relating to such sales. The Company expects this Transaction will have a modestly accretive impact on the Company’s 2010 adjusted cash net income and adjusted cash net income per share following the closing.

On September 24, 2010, the Company issued a press release announcing the Transaction. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

On September 24, 2010, the Company announced that its subsidiaries, Warner Chilcott Company, LLC and Warner Chilcott Finance LLC, plan to issue an aggregate principal amount of $500 million of 7 3/4% senior notes due 2018 (the “Notes”) in a private placement (the “Private Placement”). The Notes are additional notes constituting a part of the same series as the $750 million aggregate principal amount of 7 3/4% senior notes due 2018 issued on August 20, 2010.

The Company intends to use the net proceeds from the Private Placement to finance its $400 million upfront payment in connection with the Transaction and for general corporate purposes.

On September 24, 2010, the Company issued a press release announcing the Private Placement. The press release is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1     Press release issued by Warner Chilcott plc on September 24, 2010 announcing the Transaction.

99.2     Press release issued by Warner Chilcott plc on September 24, 2010 announcing the Private Placement.

Caution Concerning Forward-Looking Statements

This Current Report on Form 8-K includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of the management of the Company and are subject to uncertainty and changes in circumstances.

Actual results may vary materially from those expressed or implied by the statements herein based upon the regulatory review and approval process and due to changes in economic, business, competitive, technological and/or other regulatory factors, as well as other factors affecting the operation of the business of the Company. More detailed information about these factors may be found in the filings by the Company with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2009. The Company is under no obligation, and expressly disclaims any obligation, to update or alter the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

By:	/s/ Paul Herendeen

Name:	Paul Herendeen
Title:	Executive Vice President and Chief Financial Officer

Date: September 24, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Warner Chilcott plc on September 24, 2010 announcing the Transaction.

99.2	Press release issued by Warner Chilcott plc on September 24, 2010 announcing the Private Placement.